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                                                                    Exhibit 10.1

                                AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT (the "First Amendment") is made as of the 2nd day of February, 2001 by and between PSC Inc., a New York corporation (the "Company") and the undersigned, an officer of the Company (the "Executive").

     WHEREAS, the Company and Executive entered into an Employment Agreement as of December 4, 2000 ("Agreement"); and

     WHEREAS, the parties desire to amend in certain respects said Agreement.

     NOW, THEREFORE, in consideration of the premises and of Executive agreeing to continue to serve as an employee of the Company, the parties hereto agree as follows:

     1. All of the terms in this First Amendment shall have the meanings defined in the Agreement.

     2. Section 10B of the Agreement is deleted in its entirety and replaced by a new Section 10B, which will read as follows:

            "10B Termination of Employment - Change in Control. In the event Executive terminates his employment for any reason within ninety (90) days after the occurrence of a Change in Control (as hereinafter defined) of the Company or in the event of the termination of employment of Executive within the two year period following a Change in Control (as hereinafter defined) of the Company, and such termination is (i) by the Company or its successor for any reason other than Termination for Cause (as hereinafter defined), death or disability, or (ii) by the Executive for "Good Reason" (as hereinafter defined), the Company or its successor will pay the Executive following such termination an amount equal to the product of the sum of (x) Executive's Base Salary at the annual rate then in effect in addition to (y) the highest annual bonus paid to Executive under the Company's current Management Incentive Plan or any successor plan in the three full fiscal years preceding termination multiplied by 2.9. Said amount shall be payable in the manner elected by Executive from one of the following options: (i) in a lump sum cash payment, or (ii) in three equal annual installments commencing on the date of
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          termination, or (iii) in equal bi-weekly installments over a period of three years. In addition, Executive will be immediately vested in any retirement, incentive, restricted stock, or option plans or agreements then in effect and the Company will continue to provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of three years. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes."

     3. Except as modified by this First Amendment, the Agreement has not heretofore been amended or cancelled, and remains in full force and effect.

     IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed as of the date set forth above.

                                PSC Inc.

                             By:
                                ----------------------------------------
                                Robert S. Ehrlich, Chairman of the Board


                                ----------------------------------------
                                Edward Borey